EXHIBIT 99.1
350 Linden Oaks
Rochester, New York 14625

FOR IMMEDIATE RELEASE

CONTACT: Tracy Bagatelle-Black	Tim Ryan
Bagatelle-Black Public Relations	Trout Group Investor Relations
661/263-1842	(646) 378-2924
tracy@bagatelleblack.com	tryan@troutgroup.com

VIRTUALSCOPICS, INC. ELECTS ROBERT KLIMASEWSKI AS CHAIRMAN
AND NORMAN MINTZ TO THE BOARD OF DIRECTORS

ROCHESTER, N.Y. - June 6, 2007- VirtualScopics, Inc. (NASDAQ: VSCP), a leading developer of image-based biomarker solutions, announced today the election of Mr. Robert Klimasewski to the Chairman position of the board of directors. Mr. Klimasewski replaces Mr. Warren Bagatelle who passed away suddenly on May 31st after a short illness.

“All of us associated with VirtualScopics were greatly saddened by Warren’s passing. He was instrumental in guiding the company from its very early days as a technology startup with few customers to one that now has significant commercial relationships with a majority of the top pharmaceutical companies in the world,” said Jeff Markin, president and CEO of VirtualScopics. “Our thoughts and wishes go out to his family.”

“While Warren will be missed we are excited to have Bob assume the Chairman position of the board of directors. He has been a board member since the founding of the company and served as our CEO from June 2005 through August 2006. We look forward to Bob taking a more active role in the company.”

Additionally, the Company announced that Dr. Norman Mintz has been elected to the board of directors. Dr. Mintz is a managing director at Loeb Partners Corporation and was executive vice president and head of academic affairs of Columbia University. Dr. Mintz has a doctorate in Finance from New York University.

“We are pleased to have someone of Norman’s stature and experience on the board of directors,” said Mr. Klimasewski, Chairman of VirtualScopics. “His extensive experiences will be a solid addition to our board,” further added Mr. Klimasewski.

About VirtualScopics, Inc.
VirtualScopics, Inc. is a leading provider of imaging solutions to accelerate drug and medical device development. VirtualScopics has developed a robust software platform for analysis and modeling of both structural and functional medical images. In combination with VirtualScopics’ industry-leading experience and expertise in advanced imaging biomarker measurement, this platform provides a uniquely clear window into the biological activity of drugs and devices in clinical trial patients, allowing sponsors to make better decisions faster. For more information about VirtualScopics, visit www.virtualscopics.com.
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Forward-Looking Statements
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.